PRESS RELEASE
40 W. Gude Drive, Suite 200 Rockville, Maryland 20850 1-800-495-VONE Fax: 240 399 1250

Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Margaret E. Grayson

President and CEO

V-ONE Corporation

COURT APPROVES V-ONE CORPORATION FIRST DAY MOTIONS

ROCKVILLE, MD – March 22, 2005 - V-ONE Corporation (OTCPK: VNEC) has filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Maryland, Greenbelt Division. A U.S. Bankruptcy Judge has approved first day motions presented by V-ONE Corporation, including orders allowing the company to satisfy certain pre-petition obligations.

The court also approved on an interim basis a debtor-in-possession credit facility from Proginet Corporation (OTCBB: PRGF). This facility is expected to provide V-ONE with the liquidity necessary to meet its obligations to its suppliers, customers and employees during the Chapter 11 reorganization process. The company is also seeking approval by the Courts to allow Proginet, on an expedited basis, to acquire the assets of V-ONE.

Commenting on these orders, Margaret E. Grayson, president and chief executive officer of V-ONE, said, “We are moving forward, under Chapter 11 protection, to complete our restructuring plan and enable V-ONE to maintain its current operations and eventually join with a stronger organization like Proginet”

V-ONE is a global Internet security company offering secure, cost effective and easy to manage network solutions for the remote access, wireless and satellite markets. V-ONE products have been deployed by U.S. government agencies charged with homeland security, including the FBI, NSA, and Departments of Defense, Justice and the Treasury, and by Fortune 1000 companies in healthcare, banking & finance, transportation and high-tech. All rely upon V-ONE’s proven track record for providing SSL VPN information security technology for use over the Internet, intranets, extranets and private networks. For further information, please consult www.v-one.com.

This release, other than historical financial information, may consist of forward-looking statements that involve risks and uncertainties. These statements may differ in a material way from actual future events. Detailed information about risk factors are set forth in the documents filed by V-ONE Corporation with the SEC, specifically the Company’s latest report on Form 10-K, which identifies important risk factors for the Company.

V-ONE, SmartGate, SmartGuard, SmartPass, SmartWall and “Security for a Connected World’’ are registered trademarks of V-ONE Corporation. All product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.